KRONOS WORLDWIDE, INC. ANNOUNCES A PRICE INCREASE FOR ALL TITANIUM DIOXIDE PRODUCTS SOLD IN LATIN AMERICA

CRANBURY, NEW JERSEY – August 6, 2008 – Kronos Worldwide, Inc. (NYSE:  KRO) today announced a price increase for all titanium dioxide grades sold in Latin America.

Effective August 15, 2008, prices for all Kronos titanium dioxide grades sold in Latin America will be increased by US$ 150 per metric ton.

This is a new price increase announcement and is in addition to price increases and surcharges announced in June and July 2008 for this region.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide pigments.

* * * * *